EXHIBIT 10.3

Amended and Restated

BROKERAGE BUSINESS

QUOTA SHARE REINSURANCE AGREEMENT

between

TOWER INSURANCE COMPANY OF NEW YORK
TOWER NATIONAL INSURANCE COMPANY
(each a “Company”)

and

CASTLEPOINT REINSURANCE COMPANY, LTD.
(“Reinsurer”)

Effective April 1, 2006

ARTICLE I                                                           BUSINESS COVERED

This Agreement applies to all in-force, new and renewal Policies, except as hereinafter excluded, written and classified by the Company as Fire and Allied Perils, Commercial Multiple Peril, Homeowners Multiple Peril and Liability, Workers’ Compensation, Inland Marine and Automobile Liability and Physical Damage, with an inception date effective during the term of this Agreement and which are classified by the Company as Brokerage Business.

ARTICLE II                                                       DEFINITIONS

“Brokerage Business” means broad classes of business that are underwritten on an individual policy basis by an insurance company’s underwriting staff through wholesale and retail agents and most or all of the services are provided by the insurance company as part of the overall product offering.

“Business Covered” shall mean the business described in Article I.

“Extra-Contractual Obligations” shall mean those liabilities not covered under any other provision of this Agreement, other than Loss Excess of Policy Limits, including but not limited to compensatory, consequential, punitive, or exemplary damages together with any legal costs and expenses incurred in connection therewith, paid as damages or in settlement by the Company arising from an allegation or claim of its insured, its insured’s assignee, or other third party, which alleges negligence, gross negligence, or other tortious conduct on the part of the Company in the handling, adjustment, rejection, defense or settlement of a claim under a Policy.

“Letter(s) of Credit” shall have the meaning set forth in Article XVI.

“Loss” or “Losses” shall mean, with respect to a Policy, the amount paid or payable by the Company to an insured with regards a Loss Occurrence, including (i) any Ex Gratia Payments (i.e., a claim payment not necessarily required by a Policy as a commercial accommodation by the Company to the insured or reinsured) and (ii) any payments for Extra-Contractual Obligations or Losses in Excess of Policy Limits.

“Loss Adjustment Expenses” as used in this Agreement shall mean all loss adjustment expenses incurred by the Company in settling claims including costs and expenses allocable to a specific claim that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of supersedes and appeal bonds and including (i) pre-judgment interest, unless included as part of the award or judgment; (ii) post-judgment interest and (iii) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including pro rata declaratory judgment expenses.

Loss Adjustment Expenses shall include in-house adjusters, defense attorneys, and other claims and legal personnel of Tower Insurance Company of New York/Tower Risk Management and other costs allocated to the defense and adjustment of a specific claim.

“Loss in Excess of Policy Limits” means any amount of loss, together with any legal costs and expenses incurred in connection therewith, paid as damages or in settlement by the Company in excess of its Policy Limits, but otherwise within the coverage terms of the Policy, arising from an allegation or claim of its insured, its insured’s assignee, or other third party, which alleges negligence, gross negligence, or other tortious conduct on the part of the Company in the handling of a claim under a Policy or bond, in rejecting a settlement within the Policy Limits, in discharging a duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action. For the avoidance of doubt, the decision by the Company to settle a claim for an amount within the coverage of the Policy but not within the Policy limit when the Company has reasonable basis to believe that it may have liability to its insured or assignee or other third party on the claim will be deemed a Loss in Excess of Policy Limits.

“Losses Incurred” shall mean Losses ceded and Loss Adjustment Expense ceded as of the effective date of calculation, plus the ceded reserves for Losses and Loss Adjustment Expense outstanding as of the same date (including losses incurred but not reported), it being understood and agreed that all Losses and related Loss Adjustment Expense under Policies with effective or renewal dates during an adjustment period shall be charged to the adjustment period, regardless of the date said Losses actually occur.

“Loss Occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one “Loss Occurrence” shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term “Loss Occurrence” shall be further defined as follows:

(i)                                     As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.
(ii)                                  As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured’s premises by strikers, provided such occupation commenced during the aforesaid period.
(iii)                               As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this definition) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company’s “Loss Occurrence.”
(iv)                              As regards “Freeze,” only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Company’s “Loss Occurrence.

Except for those “Loss Occurrences” referred to in (i) and (ii) above, the Company may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event.

However, as respects those “Loss Occurrences” referred to in (i) and (ii) above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more “Loss Occurrences” provided no two periods overlap and no individual loss is included in more than one such period and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any “Loss Occurrence” claimed under the 168 hours provision.

“Net Liability” shall mean the liability for Losses and Loss Adjustment Expenses which the Company retains net for its own account and unreinsured in any way, except for excess of loss reinsurance, after recoveries from inuring reinsurance.

“Net Loss Ratio” shall mean, for any period of time, the ratio of Losses Incurred during such period to net Premiums Earned for such period.

“Net Written Premium” shall mean direct premium written on the Policies covered by this Agreement plus additions, less refunds and return premium for cancellations and reductions (but not dividends) and less premium paid or payable for reinsurance that inures to the benefit of this Agreement.

“Obligations” shall have the meaning set forth in Article XVI.

“Policy” or “Policies” shall mean all policies, binders, contracts, certificates, or agreements of insurance, whether written or oral, covering Brokerage Business in force, issued or renewed on or after the Effective Date by the Company.

“Premiums Earned” shall mean, with regards to any adjustment period, ceded net written premiums for Policies with effective or renewal dates during the adjustment period, less the unearned portion thereof as of the effective date of calculation, it being understood and agreed that all premiums for Policies with effective or renewal dates during an adjustment period shall be credited to that adjustment period.

“Terrorism” shall mean an act, including but not limited to the use of force or violence and/or the threat thereof, any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organization(s) or government(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear that has been determined by the appropriate federal authority to have been an act of terrorism.

Terrorism will include loss, damage, cost of expense of whatsoever nature directly or indirectly caused by, resulting from or in connection with any action taken in controlling, preventing, supervising or in any way relating to any act of terrorism.

“Trust Account” shall have the meaning specified in Article XVI.

“Trust Agreement” shall have the meaning specified in Article XVI.

“Trustee” shall have the meaning specified in Article XVI.

In the event any portion of this definition section is found to be invalid or unenforceable, the remainder will remain in full force and effect.

ARTICLE III                                                   COMMENCEMENT AND TERMINATION

A.                                   This Agreement is effective at 12:01 a.m., Eastern Standard Time, April 1, 2006 (the “Effective Date”) and shall have a term of three (3) years. Either party may terminate the Agreement as of the date twelve (12) months after the Effective Date and on the twelve month anniversary thereafter by giving at least sixty (60) days prior written notice to the other party by certified or registered mail, or as otherwise provided below.

B.                                     The Reinsurer shall also have the right to terminate this Agreement as of the date twenty four (24) months after the Effective Date by giving sixty (60) days prior written notice by certified or registered mail to the Company if the sum of the Net Loss Ratio plus (weighted)

ceding commission percentage hereunder for the Business Covered hereunder since the Effective Date equals or exceeds 99 % at the end of the calendar quarter immediately preceding the date of such notice. If the parties cannot agree as to the calculation of the Net Loss Ratio or ceding commission, within 30 days of receiving the appropriate report, the calculation shall be arbitrated. The actuarial firm of Towers Perrin shall furnish an arbiter for Company and Reinsurer will choose another actuarial firm to furnish its arbiter. Those two arbiters will select a third independent actuarial firm to furnish the third arbiter. However, it is agreed that in the event of termination by Reinsurer pursuant to this provision, the parties will act reasonably to negotiate a new reinsurance agreement on terms similar to those then being offered by other reinsurers.

C.                                     In the event either party terminates this Agreement in accordance with Paragraph A,or B. above, the Reinsurer shall participate in all Policies ceded within the terms of this Agreement written or renewed by the Company after receipt of notice of termination but prior to termination, and shall remain liable for all cessions in force at termination of this Agreement; however, the liability of the Reinsurer shall cease with respect to Loss Occurrences subsequent to the first anniversary, natural expiration or cancellation of each Policy ceded, but not to extend beyond twelve months after such termination. The Company and the Reinsurer may agree to terminate this Agreement or some portion of the Business Covered on a cut-off basis. Upon such termination, the Reinsurer shall incur no liability for Loss Occurrences subsequent to the effective date of termination and the Reinsurer shall return to the Company the Reinsurer’s portion of the unearned premium reserve for all in force Policies less previously paid Ceding Commission on such unearned premium reserve.

D.                                    Either the Company or the Reinsurer may terminate this Agreement at any time by the giving of thirty (30) days prior written notice to the other party upon the happening of any one of the following circumstances:

(a)                                  A State Insurance Department or other legal authority orders the other party to cease writing business, or;

(b)                                 The other party has become merged with, acquired or controlled by any company, corporation, or individual(s) not controlling the party’s operations previously, or

(c)                                  The other party has reinsured its entire liability under this Agreement without the terminating party’s prior written consent, or

(d)                                 The Company ceases to retain any of the risks of the Business Covered.

E.                                      The Company may terminate this agreement immediately upon the happening of any of the following circumstances:

(a)                                  The Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations, or

(b)                                 The Reinsurer’s statutory policyholders’ surplus has been reduced by either 50% of the amount of surplus at the inception of this Agreement or 50% of the amount at the latest anniversary, whichever is greater, or has lost any part of, or has reduced its paid-up capital;

F.                                      The Company may terminate this Agreement upon thirty (30) days notice if the A.M. Best Rating of the Reinsurer falls below “A-”.

G.                                     In the event of any such termination under D., E or F., the liability of the Reinsurer shall be terminated in accordance with the termination provisions set forth in Paragraph C. above. However, if the terminating party is the Company, the Company shall have the right, by the giving of prior written notice, to terminate this Agreement on a cut-off basis as provided in Paragraph C. above.

ARTICLE IV                                                  TERRITORIAL SCOPE

The territorial limits of this Agreement shall be identical with those of the Company’s Policies.

ARTICLE V                                                      EXCLUSIONS

This Agreement shall not apply to and specifically excludes:

A.                                   Nuclear Incident, in accordance with the following clauses attached hereto:

1.                                       Nuclear Incident Exclusion Clause – Physical Damage –Reinsurance – U.S.A. – NMA 1119;

2.                                       Nuclear Incident Exclusion Clause – Liability – Reinsurance – U.S.A. – NMA 1590;

B.                                     War Risks, in accordance with BRMA Clause 56B;

C.                                     Insolvency, in accordance with BRMA Clause 20A;

D.                                    Liability assumed by the Company as a member of any pool, association or syndicate, in accordance with BRMA Clause 40A;

E.                                      Earthquake when written as such;

F.                                      Liability arising out of ownership, maintenance or use of any aircraft or flight operations;

G.                                     Professional Liability, when written as such, however not to exclude when written as part of a package Policy or when written in conjunction with other Policies issued by the Company;

H.                                    Insolvency and Financial Guarantee;

I.                                         Any acquisitions of companies or books of business outside of the normal course of business (“agent rollovers”) without the prior written consent of the Reinsurer hereon;

J.                                        Asbestos liabilities of any nature;

K.                                    Pollution liabilities of any nature;

L.                                      Assumed reinsurance with the exception of inter-affiliate reinsurance.

ARTICLE VI                                                  REINSURANCE COVERAGE

A.                                   Upon the contribution of capital to Reinsurer by its parent in the amount of at least $156 million, the Company shall automatically and obligatorily cede to the Reinsurer, and the Reinsurer shall be obligated to accept as assumed reinsurance, a 30% quota share portion of the Net Liabilities with respect to such Policies, subject to adjustment as set forth below. The Company may, in its sole discretion, change the quota share participation of the Reinsurer, from time to time, as of any six month anniversary date of the effective date of this Agreement upon not less than ninety (90) days prior written notice to the Reinsurer; provided, however that the quota share participation of the Reinsurer shall at all times during the term of this Agreement be a minimum of 25% and a maximum of 45%, and provided further that the quota share participation of the Reinsurer does not exceed $150 million for the 12 month period ended March 31, 2007, with such maximum amount subject to a 25% growth factor per year thereafter. If the Reinsurer’s quota share participation maximum of $150 million (subject to the growth factor) is attained in any twelve month period ended March 31, then the quota share participation percentage, which shall apply to all premiums and losses on a pro-rated basis for such period, shall be decreased for that 12 month period even if such participation is below 25%. Each such change shall apply to Policies issued or renewed after the effective date of such change. Notwithstanding the foregoing, if the Company writes business of the type that it has historically not written or writes more than 25% of its gross written premiums outside the state of New York in any 12 month period ending on the anniversary date of this Agreement, then the Reinsurer has the right to refuse to reinsure such business that the Company has not historically written and such excess business written outside the State of New York.

B.                                     The Reinsurer’s liability as respect Losses shall be subject to the following limits:

Property:	$1,000,000 Per Risk

$10,000,000 Per Occurrence

Liability:	$1,000,000 Per Claim

Terrorism Sub-Limit:	$10,000,000 Per Occurrence property and liability combined

ARTICLE VII                                              REINSURANCE PREMIUM

As premium for the reinsurance provided by this Agreement, the Company shall cede to the Reinsurer an amount equal to the Reinsurer’s quota share cession of the Net Written Premium of the Company for the Business Covered by this Agreement. The Company’s ceded net unearned premium reserve for the Business Covered for the 2005 and 2006 treaty years as of March 31, 2006 was $39,618,867.

ARTICLE VIII                                          CEDING COMMISSION

The Reinsurer shall allow the Company a 34 % commission on all premiums ceded hereunder until April 1, 2007. Beginning with the twelve month period commencing April 1, 2007, the commission may be adjusted every six months on the six month anniversary of the Effective Date based on Net Loss Ratio of the Brokerage Business ceded hereunder from the Effective Date. The ceding commission shall increase nine-tenths of a percentage point for every 1.0 percentage point decline in the Net Loss Ratio below 61% up to a maximum ceding commission of 36%, and decrease nine-tenths of a percentage point for every 1.0 percentage point increase in the Net Loss Ratio above 61%, subject to a minimum ceding commission of 31%, as follows:

Net Loss Ratio	Ceding Commission
64.33 or higher	31.0%
64	31.3
63	32.2
62	33.1
61	34.0
60	34.9
59	35.8
58.78 or lower	36.0

The Company shall allow the Reinsurer return commission on return premiums at the same rate. It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments, and all other expenses of whatever nature, except loss adjustment expense. However, in the event that regulatory authorities do not approve an intercompany transaction containing these ceding commissions, the Company and the Reinsurer shall use their best good faith efforts to structure the transaction in order that the sum of the Net Loss Ratio plus ceding commission percentage equals 95% for the Brokerage Business.

ARTICLE IX                                                  REPORTS AND REMITTANCES

A.                                   Within forty five (45) days following the end of each month during the term of this Agreement, the Company shall provide the Reinsurer with a report summarizing the following with regards to such month and on a cumulative basis:

1.                           Net Written Premium and ceded Net Written Premiums received by line of business;
2.                           Net Premiums Earned and ceded net Premiums Earned by line of business;
3.                           Ceding commission due on ceded Net Written Premium received;
4.                           Net ceded Loss and Loss Adjustment Expenses paid by line of business; and
5.                           Salvage recovered plus net salvage recovered by line of business.

In addition, the Company shall furnish the Reinsurer such other information as may be required by the Reinsurer for completion of its financial statements.

B.                                     Amounts due by either party shall be (1) ceded Net Written Premiums received less (2) ceding commission on ceded Net Written Premiums received less (3) ceded Loss and Loss Adjustment Expenses paid plus (4) net salvage recovered, and shall be remitted within 15 days of the report on a collected basis. Should payment due from the Reinsurer exceed $100,000 as respects any one Loss Occurrence, the Company may give the Reinsurer notice of payment made or its intention to make payment on a certain date. If the Company has paid the loss, payment shall be made by the Reinsurer immediately after receipt of notice from the Company. If the Company intends to pay the loss by a certain date and has submitted a satisfactory proof of loss or similar document, payment shall be due from the Reinsurer 24 hours prior to that date, provided the Reinsurer has a period of five working days after receipt of said notice to make the payment. Cash amounts specifically remitted by the Reinsurer as set forth herein shall be credited to the next monthly account.

ARTICLE X                                                                  EXTRA CONTRACTUAL OBLIGATIONS/LOSS EXCESS OF POLICY LIMITS

A.                                   The Reinsurer shall protect the Company for the Reinsurer’s quota share portion of Extra-Contractual Obligations and Loss Excess of Policy Limits, subject to the limitations set forth in Article VI.

B.                                     An Extra-Contractual Obligation or a Loss Excess of Policy Limits shall be deemed to have occurred on the same date as the loss covered under the Company’s original Policy and shall be considered part of the original loss (subject to other terms of this Agreement.)

C.                                     Neither an Extra-Contractual Obligation nor a Loss Excess of Policy Limits shall include a loss incurred by the Company as the result of any bad faith, fraudulent or criminal act by the Company.

D.                                    Recoveries, whether collectible or not, including any retentions and/or deductibles, from any other form of insurance or reinsurance which protect the Company against any loss or liability covered under this Article shall inure to the benefit of the Reinsurer and shall be deducted from the total amount of any Extra-Contractual Obligation and/or Loss Excess of Policy Limits in determining the amount of Extra-Contractual Obligation and/or Loss Excess of Policy Limits that shall be indemnified under this Article.

E.                                      The Company shall be indemnified in accordance with this Article to the extent permitted by, and not contrary to, New York and other applicable law.

ARTICLE XI                                                  ORIGINAL CONDITIONS

The Reinsurer’s liability to the Company shall attach simultaneously with that of the Company and the reinsurance of all Business Covered hereunder shall be subject in all respects to the same risks, terms, clauses, conditions, interpretations, alterations, modifications cancellations and waivers as the respective insurances (or reinsurances) of the Company’s Policies and the Reinsurer shall pay losses as may be paid thereon, the true intent of this

Agreement being that in each and every case to which this Agreement applies, the Reinsurer shall follow the settlements and fortunes of the Company, subject always to the limits, terms and conditions of this Agreement.

ARTICLE XII                                              ERRORS AND OMISSIONS

Inadvertent delays, errors or omissions made by the Company in connection with this Agreement (including the reporting of claims) shall not relieve the Reinsurer from any liability which would have attached had such delay, error or omission not occurred, provided always that such delay, error or omission shall be rectified as soon as possible after discovery.

ARTICLE XIII                                          CURRENCY

Whenever the word “Dollars” or the “$” sign appears in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

ARTICLE XIV                                         FEDERAL EXCISE TAX AND OTHER TAXES

A.                                   To the extent that any portion of the reinsurance premium for this Agreement is subject to the Federal Excise Tax (as imposed under Section 4371 of the Internal Revenue Code) and the Reinsurer is not exempt therefrom, the Reinsurer shall allow for the purpose of paying the Federal Excise Tax, a deduction by the Company of the applicable percentage of the premium payable hereon. In the event of any return of premium becoming due hereunder, the Reinsurer shall deduct the applicable same percentage from the return premium payable hereon and the Company or its agent shall take steps to recover the tax from the United States Government. In the event of any uncertainty, upon the written request of the Company, the Reinsurer will immediately file a certificate of a senior corporate officer of the Reinsurer certifying to its entitlement to the exemption from the Federal Excise Tax with respect to one or more transactions.

B.                                     In consideration of the terms under which this Agreement is issued, the Company undertakes not to claim any deduction of the premium hereon when making tax returns, other than income or profits tax returns, to any State or Territory of the United States of America or to the District of Columbia.

ARTICLE XV                                             ACCESS TO RECORDS

The Company shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect (and make reasonable copies) through its designated representatives, during the term of this Agreement and thereafter, all books, records and papers of the Company directly related to any reinsurance hereunder, or the subject matter hereof, provided that if the Reinsurer has ceased active market operations, this right of access shall be subject to that Reinsurer being current in all payments owed the Company.

ARTICLE XVI                                         RESERVES

A.                                   If any Reinsurer is unauthorized or otherwise unqualified in any state or other United States jurisdiction, and if, without such security, a financial penalty to the Company would result on any statutory statement or report it is required to make or file with insurance regulatory authorities or a court of law in the event of insolvency, the Reinsurer will timely secure the Reinsurer’s share of Obligations under this Agreement in a manner, form, and amount acceptable to the Company and to all applicable insurance regulatory authorities in accordance with this Article.

B.                                     The Reinsurer shall secure such Obligations by either:

1.                                       Clean, irrevocable, and unconditional evergreen letter(s) of credit (“Letter(s) of Credit”) meeting the requirements of New York Regulation 133; and/or
2.                                       A trust account meeting the requirements of New York Regulation 114.

C.                                     The “Obligations” referred to herein means the then current (as of the end of each calendar quarter) sum of:

1.                                       The amount of the ceded unearned premium reserve for which the Reinsurer is responsible to the Company;
2.                                       The amount of Losses and Loss Adjustment Expenses and other amounts paid by the Company for which the Reinsurer is responsible to the Company but has not yet paid;
3.                                       The amount of ceded reserves for Losses and Loss Adjustment Expenses (including, ceded reserves for losses incurred but not reported) for which the Reinsurer is responsible to the Company; and
4.                                       The amount of return and refund premiums paid by the Company for which the Reinsurer is responsible to the Company but has not yet paid.

D.                                    To the extent that the Reinsurer elects to provide Letter(s) of Credit, the following shall apply.

1.                                       Each Letter of Credit will be issued for a term of at least one year and will include an “evergreen clause”, which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date.
2.                                       The Letter of Credit must be issued or confirmed by a bank which is authorized to issue letters of credit, which is either a member of the Federal Reserve System or is a New York State chartered bank, and which in all other respects satisfies the definition of a “Qualified Bank” under Section 79.1(e) of New York Insurance Regulation 133. If the Letter of Credit is issued by a bank authorized to issue letters of credit but which is not such a “Qualified Bank”, then the Letter of Credit must be confirmed by such a bank and the Letter of Credit must meet all of the conditions set forth in Section 79.4 of New York Insurance Regulation 133.

3.                                       The Reinsurer and the Company agree that the Company may draw upon the Letter(s) of Credit at any time, notwithstanding any other provisions in the Agreement, provided such assets are applied and utilized by the Company or any successor of the Company by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, without diminution because of the insolvency of the Company or the Reinsurer, only for the following purposes:
(i)                                     to reimburse the Company for the Reinsurer’s share of premiums returned to the owners of policies reinsured under this Agreement on account of cancellations of such policies;
(ii)                                  to reimburse the Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Company under the terms and provisions of the policies reinsured under this Agreement;
(iii)                            to fund an account with the Company in an amount at least equal to the deduction, for reinsurance ceded, from the Company’s liabilities for policies ceded under this Agreement. Such amount shall include, but not be limited to, amounts for policy reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums; and
(iv)                              to pay any other amounts the Company claims are due under this Agreement.
4.                                       The Company shall immediately return to the Reinsurer any amounts drawn down on the Letter of Credit that are subsequently determined not to be due.
5.                                       The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company of the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

E.                                      To the extent that the Reinsurer elects to establish a trust account, the following shall apply.

1.                                       It is agreed that the Reinsurer shall enter into a trust agreement (the “Trust Agreement”) in a form acceptable to the Company and establish a trust account (the “Trust Account”) for the sole benefit of the Company with a trustee (the “Trustee”), which shall be at the time the Trust is established, and shall continue to be, either a member of the Federal Reserve System or a New York state chartered bank and which shall not be a parent, subsidiary or affiliate of the Reinsurer or the Company.
2.                                       The Reinsurer agrees to deposit and maintain in said Trust Account assets to be held in trust by the Trustee for the benefit of the Company as security for the payment of the Reinsurer’s Obligations to the Company under the Agreement. Such assets shall be maintained in the Trust Account by the Reinsurer as long as the Reinsurer continues to remain liable for such Obligations.

3.                                       The Reinsurer agrees that the assets deposited into the Trust Account shall be valued according to their current fair market value and shall consist only of currency of the United States of America, certificates of deposit issued by a United States bank and payable in United States legal tender, and investments of the types specified in paragraphs (1), (2), (3), (8) and (10) of Section 1404(a) of the New York Insurance Law, provided such investments are issued by an institution that is not the parent, subsidiary or affiliate of either the Grantor or the Beneficiary (“Authorized Investments”).
4.                                       The Reinsurer, prior to depositing assets with the Trustee, shall execute all assignments and endorsements in blank, and shall transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Company, or the Trustee upon direction of the Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity.
5.                                       All settlements of account under the Trust Agreement between the Company and Reinsurer shall be made in cash or its equivalent.
6.                                       The Reinsurer and the Company agree that the assets in the Trust Account may be withdrawn by the Company at any time, notwithstanding any other provisions in the Agreement, provided such assets are applied and utilized by the Company or any successor of the Company by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, without diminution because of the insolvency of the Company or the Reinsurer, only for the following purposes:
(i)                                     to reimburse the Company for the Reinsurer’s share of any Losses and Loss Adjustment Expenses paid by the Company but not received from the Reinsurer or for unearned premiums due to the Company but not otherwise paid by the Reinsurer under the Agreement; or
(ii)                                  to make payment to the Reinsurer of any amounts held in the Trust Account that exceed 102% of the Reinsurer’s Obligations (less the balance of credit available under any Letter(s) of Credit) hereunder; or
(iii)                               where the Company has received notification of termination of the Trust Account, and where the Reinsurer’s entire Obligations under the Agreement remain unliquidated and undischarged ten (10) days prior to such termination, to withdraw amounts equal to such Obligations (less the balance of credit available under any Letter(s) of Credit) and deposit such amounts in a separate account, in the name of the Company, in any United States bank or trust company, apart from its general assets, in trust for such uses and purposes specified in sub-paragraphs (i) and (ii) above as may remain executory after such withdrawal and for any period after such termination.
7.                                       The Reinsurer shall have the right to seek the Company’s approval to withdraw all or any part of the assets from the Trust Account and transfer such assets to the Reinsurer, provided that the withdrawal conforms to the following requirements:

(i)                                     the Reinsurer shall, at the time of withdrawal, replace the withdrawn assets with other Authorized Investments having a market value equal to the market value of the assets withdrawn,
(ii)                                  after such withdrawal and transfer, the market value of the Trust Account is no less than 102% of the Reinsurer’s Obligations (less the balance of credit available under any Letter(s) of Credit).
In the event that the Reinsurer seeks the Company’s approval hereunder, the Company shall not unreasonably or arbitrarily withhold its approval.
8.                                       In the event that the Company withdraws assets from the Trust Account for the purposes set forth in Paragraph (6)(i) above in excess of actual amounts required to meet the Reinsurer’s Obligations to the Company (less the balance of credit available under any Letter(s) of Credit), or in excess of amounts determined to be due and under Paragraph (6)(iii) above, the Company will return such excess to the Reinsurer.
9.                                       The Company will prepare and forward at annual intervals or more frequently as determined by the Company, but not more frequently than quarterly to the Reinsurer a statement for the purposes of this Article, showing the Reinsurer’s share of Obligations as set forth above. If the Reinsurer’s share thereof exceeds the then existing balance of the security provided, the Reinsurer will, within fifteen (15) days of receipt of the Company’s statement, but never later than December 31 of any year, increase the amount of the letter of credit, or Trust Account to the required amount of the Reinsurer’s share of Obligations set forth in the Company’s statement, but never later than December 31 of any year. If the then existing balance of the security provided exceeds an amount equal to 100% of the Reinsurer’s share thereof, the Company will release the excess thereof to the Reinsurer upon the Reinsurer’s written request.

F.                                      The Reinsurer will take any other reasonable steps that may be required for the Company to take full credit on its statutory financial statements for the reinsurance provided by this Agreement.

ARTICLE XVII                                     SERVICE OF SUIT

A.                                   This Article only applies to a Reinsurer domiciled outside of the United States and/or unauthorized in any state, territory or district of the United States having jurisdiction over the Company. Furthermore, this Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Article entitled Arbitration. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Agreement.

B.                                     In the event of any dispute, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of any obligation to arbitrate disputes arising from this Agreement or the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States

District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

C.                                     Service of process in any such suit against the Reinsurer may be made upon Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829(“Firm”), or the party identified on behalf of the Reinsurer on the Reinsurer’s signature page to this Agreement, and in any suit instituted, the Reinsurer shall abide by the final decision of such court or of any Appellate Court in the event of an appeal.

D.                                    The Firm is authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they shall enter a general appearance upon the Reinsurer’ behalf in the event such a suit shall be instituted.

E.                                      Further, as required by and pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE XVIII                                 ARBITRATION

A.                                   Any dispute or other matter in question between the Company and the Reinsurer arising out of, or relating to, the formation, interpretation, performance, or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, shall be settled by arbitration. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen.

B.                                     If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for the purposes of this Article, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Reinsurer under the terms of this Agreement from several to joint.

C.                                     Except as set forth in Article III, each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within 60 days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within 60 days of the appointment of the second arbitrator, each of the arbitrators shall nominate three individuals. If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be selected from a list of six individuals (three named by each arbitrator) by a judge of the United States District Court having jurisdiction over the geographical area in which the arbitration is to take place, or if that court declines to act, the state court having general jurisdiction in such area. The arbitrators shall be active or retired officers of insurance or reinsurance companies or Lloyd’s of London Underwriters; the arbitrators shall not have a personal or financial interest in the result of the arbitration.

D.                                    The arbitration hearings shall be held in New York, New York. Each party shall submit its case to the arbitrators within 60 days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law, that is, the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the reinsurance business. The decision rendered by a majority of the arbitrators shall be final and binding on both parties. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

E.                                      Each party shall pay the fee and expenses of its own arbitrator and one-half of the fee and expenses of the third arbitrator. All other expenses of the arbitration shall be equally divided between the parties.

F.                                      Except as provided above, arbitration shall be based, insofar as applicable, upon the procedures of the American Arbitration Association.

ARTICLE XIX                                         INSOLVENCY

A.                                   The reinsurance shall be payable by the Reinsurer on the basis of the liability of the Company under the Policies reinsured without diminution because of the insolvency of the Company and the liability for such reinsurance is assumed by the Reinsurer as of the same effective date. In the event of insolvency and the appointment of a conservator, liquidator, or statutory successor of the Company, the portion of any risk or obligation assumed by the Reinsurer shall be payable to the conservator, liquidator, or statutory successor on the basis of claims allowed against the insolvent Company by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the Company having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims.

B.                                     Payments by the Reinsurer as above set forth shall be made directly to the Company or to its conservator, liquidator, or statutory successor, except where the Agreement of insurance or reinsurance specifically provides another payee of such reinsurance or except as provided by applicable law and regulation (such as subsection (a) of section 4118 of the New York Insurance laws) in the event of the insolvency of the Company.

C.                                     In the event of the insolvency of the Company, the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Company on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable subject to court approval against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

D.                                    Where two or more Reinsurers are involved in the same claim and a majority in interest elects to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

ARTICLE XX                                             CLAIMS COOPERATION

When so requested in writing, the Company shall afford the Reinsurer or its representatives an opportunity to be associated with the Company, at the expense of the Reinsurer, in the defense of any claim, suit or proceeding involving this reinsurance, and the Company and the Reinsurer shall cooperate in every respect in the defense of such claim, suit or proceeding, provided the Company shall have the right to make any decision in the event of disagreement over any matter of defense or settlement.

ARTICLE XXI                                         CONFIDENTIALITY

A.                                   The information, data, statements, representations and other materials provided by the Company or the Reinsurer to the other arising from consideration and participation in this Agreement whether contained in the reinsurance submission, this Agreement, or in materials or discussions arising from or related to this Agreement, may contain confidential or proprietary information as expressly indicated by the disclosing party in writing from time to time to the other party of the respective parties (“Confidential Information”). This Confidential Information is intended for the sole use of the parties to this Agreement (and their retrocessionaires, respective auditors and legal counsel) as may be necessary in analyzing and/or accepting a participation in and/or executing their respective responsibilities under or related to this Agreement. Disclosing or using Confidential Information disclosed under this Agreement for any purpose beyond (i) the scope of this Agreement, (ii) the reasonable extent necessary to perform rights and responsibilities expressly provided for under this Agreement, (iii) the reasonable extent necessary to administer, report to and effect recoveries from retrocessional reinsurers, (iv) the extent necessary to comply with legal or regulatory requirements, or (v) persons with a need to know the information and who are obligated to maintain the confidentiality of the Confidential Information or who have agreed in writing to maintain the confidentiality of the Confidential Information is expressly forbidden without the prior written consent of the disclosing party. Copying, duplicating, disclosing, or using Confidential Information for any purpose beyond this expressed purpose is forbidden without the prior written consent of the disclosing party.

B.                                     Should a party (“Receiving Party”) receive a third party demand pursuant to subpoena, summons, or court or governmental order, to disclose Confidential Information that has been provided by another party to this Agreement (“Disclosing Party”), the Receiving Party shall, to the extent permitted by law, make commercially reasonable efforts to notify the Disclosing Party promptly upon receipt of the demand and prior to disclosure of the Confidential Information and provide the Disclosing Party a reasonable opportunity to object to the disclosure. If such notice is provided, the Receiving Party may after the passage of five (5) business days after providing notice, proceed to disclose the Confidential Information as necessary to satisfy such a demand without violating this Agreement. If the Disclosing Party timely objects to the release of the Confidential Information, the Receiving Party will comply with the reasonable requests of the Disclosing Party in connection with the Disclosing Party’s efforts to resist release of the Confidential Information. The Disclosing Party shall bear the cost of resisting the release of the Confidential Information.

ARTICLE XXII                                     OFFSET

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement,as permitted by sections 1308 and 7427 of the New York Insurance Law. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise. However, in the event of the insolvency of any party hereto, offset shall only be allowed in accordance with applicable law.

ARTICLE XXIII                                 RECOVERIES

A.                                   All recoveries, including but not limited to salvage, subrogation, payments and reversals or reductions of verdicts or judgments (net of the cost of obtaining such recovery, payment or reversal or reduction of a verdict or judgment) whether recovered, received or obtained prior or subsequent to a loss settlement under this Agreement, including amounts recoverable under other reinsurance whether collected or not, shall be applied as if recovered, received or obtained prior to the aforesaid settlement and shall be deducted from the actual losses sustained to arrive at the amount of the Net Liability. Nothing in this Article shall be construed to mean amounts are not recoverable from the Reinsurer until the final Net Liability to the Company has been ascertained. Amounts recovered from salvage and/or subrogation will always be used to reimburse any excess reinsurers (and the Company should it carry a portion of excess coverage net) before being used in any way to reimburse the Company and the Reinsurer hereon, who will share pro-rata in any remainder.

B.                                     The Reinsurer shall be subrogated, as respects any Loss Occurrence for which the Reinsurer shall actually pay or become liable, but only to the extent of the amount of payment by or the amount of liability to the Reinsurer, to all the rights of the Company against any person or other entity who may be legally responsible for damages as a result of said Loss Occurrence. Should the Company elect not to enforce such rights, the Reinsurer is hereby authorized and empowered to bring any appropriate action in the name of the Company or its policyholders, or otherwise to enforce such rights. The Reinsurer shall promptly remit to the Company the amount of any judgment awarded in such an action in excess of the amount of payment by, or the amount of liability to, the Reinsurer hereunder.

C.                                     In the event that this Agreement shall provide reinsurance for the Net Liability from a Loss Occurrence or event incurred by two or more Companies, each Company contributing to the Net Liability shall be entitled to its proportionate share of the recovery in the proportion that its contribution to the total Net Liability bears to the total Net Liability. Payment of any recovery amount to one Company by the Reinsurer shall make that Company the agent for payment of all other Companies contributing to the Net Liability.

ARTICLE XXIV                                MISCELLANEOUS

A.                                   This Agreement shall be binding upon and inure to the benefit of the Company and Reinsurer and their respective successors and assigns provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other which consent may be withheld by either party in its sole unfettered discretion. This provision shall not be construed to preclude the assignment by the Company of reinsurance recoverables to another party for collection.

B.                                     This Agreement shall constitute the entire agreement between the parties with respect to the Business Covered hereunder. There are no understandings between the parties other than as expressed in this Agreement or any amendment thereto. Any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by the parties or otherwise clearly and unequivocally amended by exchange of letters or electronic mail. Nothing in this Article shall act to preclude the introduction of submission-related documents in any dispute between the parties.

C.                                     This Agreement shall be governed by and construed according to the laws of the state of the New York, exclusive of the rules with respect to conflicts of law.

D.                                    The headings preceding the text of the Articles and paragraphs of this Agreement are intended and inserted solely for the convenience of reference and shall not affect the meaning, interpretation, construction or effect of this Agreement.

E.                                      This Agreement is solely between the Company and the Reinsurer, and in no instance shall any insured, claimant or other third party have any rights under this Agreement.

F.                                      If any provisions of this Agreement should be invalid under applicable laws, the latter shall control but only to the extent of the conflict without affecting the remaining provisions of this Agreement.

G.                                     The failure of the Company or Reinsurer to insist on strict compliance with this Agreement or to exercise any right or remedy shall not constitute a waiver of any rights contained in this Agreement nor estop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising any remedy.

H.                                    Each party shall be excused for any reasonable failure or delay in performing any of its respective obligations under this Agreement, if such failure or delay is caused by Force Majeure. “Force Majeure” shall mean any act of God, strike, lockout, act of public enemy, any accident, explosion, fire, storm, earthquake, flood, drought, peril of sea, riot, embargo, war or foreign, federal, state or municipal order or directive issued by a court or other authorized official, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event; provided, however, that no such Force Majeure circumstance or event shall excuse any failure or delay beyond a period exceeding ten (10) days from the date such performance would have been due but for such circumstance or event.

I.                                         All Articles of this Agreement shall survive the termination of this Agreement until all obligations between the parties have been finally settled, provided however that this Agreement shall not be construed to provide reinsurance for Business Covered, other than as specifically described in the Articles of this Agreement entitled Reinsurance Coverage nor to Loss occurring after the termination date of this Agreement other than as expressed in the Article entitled Commencement and Termination.

J.                                        This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

K.                                    Each party to this agreement shall honor the terms set forth herein as if this Agreement were a separate agreement between the Reinsurer and each Company. Balances payable or recoverable by the Reinsurer, or each named Company, shall not serve to offset any balances, payable, or recoverable to, any Company hereunder.

Reports and remittances made to the Reinsurer in accordance with the applicable articles hereof are to be in sufficient detail to identify both the Reinsurer’s loss obligations due each reinsured Company and each reinsured Company’s premium remittance under the report. In the event of insolvency of any of the parties to this Agreement, offsets shall only be allowed in accordance with section 7427 of the New York Insurance Law.

This Agreement is entered into as of the date hereof by the parties hereto, subject in any case to the satisfaction of applicable insurance regulatory requirements of New York and Massachusetts, including any conditions such regulators may impose on the terms of this Agreement subsequent to the date hereof. Subject to the foregoing, this Agreement shall be effective as of April 1, 2006.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Reinsurer have caused this Amended and Restated Agreement to be executed August 30, 2006.

TOWER INSURANCE COMPANY OF NEW YORK

By:	/s/ Francis M. Colalucci
Name: Francis M. Colalucci
Title: Senior Vice-President and Chief Financial Officer

TOWER NATIONAL INSURANCE COMPANY

By:	/s/ Francis M. Colalucci
Name: Francis M. Colalucci
Title: Senior Vice-President and Chief Financial Officer

CASTLEPOINT REINSURANCE COMPANY, LTD.

By:	/s/ Joseph Beitz
Name: Joseph Beitz
Title: Acting President